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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                        ---------------------------------

                                     FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        ---------------------------------

                          Commission File Number 1-8153

                               ENTERRA CORPORATION
             (Exact name of registrant as specified in its charter)


                      13100 NORTHWEST FREEWAY, SIXTH FLOOR
                           HOUSTON, TEXAS  77040-6310
                                 (713) 462-7300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $1.00 PAR VALUE
            (Title of each class of securities covered by this Form)



                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [    ]         Rule 12h-3(b)(1)(ii)     [   ]
     Rule 12g-4(a)(1)(ii)     [    ]          Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(i)     [    ]         Rule 12h-3(b)(2)(ii)     [   ]
     Rule 12g-4(a)(2)(ii)     [    ]                Rule 15d-6        [ X ]
      Rule 12h-3(b)(1)(i)     [    ]

Approximate number of holders of record as of the certification or notice date:0

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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, Enterra Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  OCTOBER 9, 1995                  BY:  /s/ H. SUZANNE THOMAS
                                           ------------------------------------
                                               H. Suzanne Thomas
                                         Senior Vice President, Secretary
                                              and General Counsel
                                           of Weatherford Enterra, Inc.
                                           (Successor Issuer by Merger
                                            with Enterra Corporation)



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